EXHIBIT 99

PRESS RELEASE

TRANSPORT CORPORATION OF AMERICA ANNOUNCES AGREEMENT TO BE
ACQUIRED BY USFREIGHTWAYS

MINNEAPOLIS, Jan. 18 -- Transport Corporation of America, Inc. (Nasdaq: TCAM - news), today announced that it has entered into an agreement providing for the merger of Transport Corporation of America, Inc. ("Transport America") with a wholly-owned subsidiary of USFreightways Corporation ("Freightways") whereby Transport America will become a wholly-owned subsidiary of Freightways. In the stock-for-stock transaction, shareholders of Transport America will receive approximately 0.412 shares of Freightways common stock for each share of Transport America common stock held, and will result in the issuance of approximately 3,435,000 shares of Freightways common stock, based on shares currently outstanding. The transaction, to be accounted for on a pooling of interests accounting basis, is subject to certain regulatory approvals and approval of the shareholders of Transport America.

Robert J. Meyers, President and Chief Executive Officer of Transport America said, "We are excited to have the opportunity to become a part of Freightways. Freightways is the leader in supply chain management, logistics and regional less-than-truckload (LTL) operations. Transport America is the leader in high-service and dedicated truckload transportation. Together, we can offer our customers a wider range of services, our employees expanded opportunities and our shareholders enhanced value."

Cam Carruth, Chairman and Chief Executive Officer of Freightways said, "The acquisition of Transport America is consistent with our overall strategy of expanding our presence in the truckload market through growth-oriented acquisitions. Transport America will operate as a separate subsidiary of Freightways under the direction of Robert Meyers, President and Chief Executive Officer. Transport America will add significant capability to our truckload resources and will benefit customers of both Freightways and Transport America. When the acquisition is consummated, Freightways' trucking subsidiaries will rank among the top ten publicly-traded truckload carriers." Freightways (Nasdaq:
USFC - news) provides comprehensive supply chain management services, including high-value, regional less-than-truckload (LTL) transportation, logistics, domestic and international freight forwarding and premium regional and national truckload transportation. For more information, contact the Company at www.usfreightways.com.

Transport Corporation of America, Inc., based in Minneapolis-St. Paul metropolitan area, provides a wide range of truckload freight carriage and logistics services to customers in the United States and Canada. Transport America focuses on providing time-definite and other responsive services through its team of dedicated and committed employees supported by state-of-the-art technology and information systems.


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For more information on Transport Corporation of America, Inc., via facsimile at no cost, simply dial1-800-PRO-INFO and enter the ticker symbol TCAM.



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